UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8-K
                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


 Date of Report (Date of earliest event reported): February 18, 2003



                  Presidential Air Corporation
             ---------------------------------------
       (Exact name of Registrant as specified in charter)



       Nevada              000-26139            91-1937382
  ----------------        -----------          -------------
  (State of Other         (Commission          (IRS Employer
    Jurisdiction         File Number)       Identification No.)
 of Incorporation)



 4225 Executive Square, Suite 200
     La Jolla, California                    92037
----------------------------------         ---------
(Address of Principal Executive            (Zip Code)
           Offices)



Registrant's telephone number, including area code: (858) 552-0841



                   MLM World News Today, Inc.
             -------------------------------------
 (Former Name or Former Address, if Changed Since Last Report)









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Item 1.  Changes in Control of Registrant

     Presidential Air Corporation (the "Issuer," the "Company" or "PAC") proposes to consummate business combination with Certified Aviation Parts, Inc. ("CAP"), a Nevada corporation, with a class of securities registered pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"). Effective February 18, 2003, the Company and CAP executed an agreement and plan of acquisition (the "Agreement") proposing a reorganization between the parties. The following material terms and conditions are proposed to be reflected in a Definitive Agreement to be drafted and duly executed, subject to a resolution adopted by the Board of Directors and ratified by the controlling shareholders of the Company in an action by written consent.

     On the closing date of the agreement and plan of acquisition (the "Closing"), the Company will acquire CAP for stock, whereby CAP shall become a wholly-owned subsidiary of the Company. The Company shall purchase an aggregate of 10,500,000 shares of common stock of CAP (the "Purchase Shares"), representing 100% of the issued and outstanding common stock of CAP. In exchange, CAP shareholders shall receive, pro rata, 3 (three) shares of the Company's common stock for every 1 (one) share of ownership in CAP, resulting in an aggregate of 31,500,000 shares of the Company's common stock being issued to CAP shareholders, representing approximately 45.43% if the common stock of the Company to be issued and outstanding after the transaction is effected.

     Upon the Closing, the Company shall be subject to all of CAP's restrictions, disabilities and duties. In addition, at Closing, the Company shall be vested in the following and the same shall become the Company's property, effectually as if it were CAP's property: CAP's rights, privileges, immunities, powers, franchises and authority; CAP's assets and property of every description (real, personal and mixed, and every interest therein, wherever located); all debts or other obligations belonging to or due to CAP on whatever account; all stock subscriptions and all other things in action or belonging to CAP on whatever account; any and all of CAP's assets, property, rights, privileges, immunities, powers, franchises and authority; any and all of CAP's liabilities an obligations owing at the time of Closing, defined hereinafter; and all and every other interest. Furthermore, all rights of creditors and all liens upon any of CAP's property shall be preserved unimpaired, and all debts, liabilities and duties of CAP shall thenceforth be attached to the Company and may be enforced against the Company to the same extent as if said debts, liabilities and duties had been incurred or contracted by the Company prior to the acquisition.





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     The   Merger  is  subject  to  and  conditioned   upon   the
negotiation,   execution   and   delivery   of   the   definitive
reorganization agreement (the "Definitive Agreement") between the
Company  and  PAC.   The Definitive Agreement shall  contain  the
basic terms and conditions set forth herein together with such other representations, warranties, covenants, terms, indemnities, and conditions as would be usual and customary for a transaction of this nature and which are mutually agreeable to the parties, including, without limitation, the making of all necessary filings and the obtaining of all necessary approvals or consents
from   third   parties  required  to  consummate   the   proposed
acquisition.

     The execution and delivery of the Definitive Agreement by CAP shall be subject to the approval of CAP's Board of Directors and a majority of CAP's shareholders. The execution and delivery of the Definitive Agreement by the Company shall be subject to the approval of the Company's Board of Directors, and a majority of the Company's shareholders. Unless CAP has been otherwise advised in writing by the Company's counsel, the consummation of the stock purchase agreement shall be subject to the approval of the Company's Board of Directors, and a 51% majority of the Company's shareholders. In addition, the parties' obligations to proceed with Closing of the Definitive Agreement shall be subject to review authorization by the appropriate state and federal regulatory bodies.

     Prior to the Closing Date, the Company shall convene a Special Meeting of its stockholders for the purposes of ratifying and approving of the Definitive Agreement and the matters attendant thereupon (the" Special Meeting"). In connection with the Special Meeting, the Company shall cause the ratification and approval of the Definitive Agreement.

Item 7(c).  Exhibits

     99.1 Agreement and Plan of Acquisition


















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                           Signatures

  In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form 8-K and authorized this Current Report to be signed on its behalf by the undersigned, in the City of La Jolla, State of California on March 6, 2003.

                  Presidential Air Corporation
                  ----------------------------
                          (Registrant)

By: /s/ Paul Harbison
   -------------------
Paul Harbison
Chief Financial Officer






































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